                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Zindart Limited
            ---------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

        [X]  No fee required.

        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

            (1) Title of each class of securities to which transaction applies:


            (2) Aggregate number of securities to which transaction applies:


            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            (4) Proposed maximum aggregate value of transaction:


            (5) Total fee paid:


        [ ] Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

            (1) Amount previously paid:


            (2) Form, schedule or registration statement no.:


            (3) Filing party:


            (4) Date filed:

                                 ZINDART LIMITED

               FLAT C&D, 25/F, BLOCK 1, TAI PING INDUSTRIAL CENTRE
                                57 TING KOK ROAD
                             TAI PO, NEW TERRITORIES
                             HONG KONG S.A.R., CHINA

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON SEPTEMBER 5, 2002

To the Shareholders of Zindart Limited:

You are cordially invited to the Annual General Meeting of Shareholders of Zindart Limited, a Hong Kong corporation (the "Company"), to be held on Thursday, September 5, 2002, at 2:00 p.m. local time at The City Club of San Francisco, The Stock Exchange Tower, 155 Sansome Street, 10th Floor, San Francisco, California, United States of America for the following purposes:

         1. To adopt the audited financial statements and the reports of the directors and auditors of the Company for the fiscal year ended March 31, 2002.

         2. To elect eight directors to serve for the ensuing year and until their successors are elected.

         3. To authorize the Board of Directors to issue all or part of the authorized but unissued shares of the Company, in such manner and to such persons as they shall in their absolute discretion deem fit, such authorization to lapse at the Company's next Annual General Meeting.

         4. To appoint KPMG as independent auditors of the Company for the fiscal year ending March 31, 2003 (proposed pursuant to Special Notice received pursuant to Section 132(1) of the Hong Kong Companies Ordinance).

         5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on July 31, 2002 as the record date for the determination of shareholders entitled to notice of this Annual General Meeting.

                                    By Order of the Board of Directors,


                                    /s/ PETER A.J. GARDINER
                                    --------------------------------------------
                                    Peter A.J. Gardiner
                                    Executive Chairman of the Board of Directors

Tai Po, New Territories, Hong Kong
August 4, 2002

All shareholders are cordially invited to attend the meeting in person. Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on his or her behalf; a proxy holder need not be a shareholder of the Company. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A postage-prepaid return envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. Holders of American Depositary Shares are not entitled to vote; instead, such holders are encouraged to provide direction to the Company's Depositary, the Bank of New York, as to the voting of the Ordinary Shares represented by such holder's American Depositary Shares. If this proxy statement is being provided to you by the Depositary, an instruction card is enclosed for that purpose. Whether or not you expect to attend the meeting, please complete, date, sign and return such instruction card as promptly as possible to ensure your representation at the meeting.

                                 ZINDART LIMITED

               FLAT C&D, 25/F, BLOCK 1, TAI PING INDUSTRIAL CENTRE
                                57 TING KOK ROAD
                             TAI PO, NEW TERRITORIES
                             HONG KONG S.A.R., CHINA

                             -----------------------

           PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                SEPTEMBER 5, 2002

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Zindart Limited, a company incorporated with limited liability under the laws of Hong Kong (the "Company"), for use at the Annual General Meeting of Shareholders to be held on Thursday, September 5, 2002, at 2:00 p.m. local time (the "Annual General Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting. The Annual General Meeting will be held at The City Club of San Francisco, The Stock Exchange Tower, 155 Sansome Street, 10th Floor, San Francisco, California, United States of America. The Company intends to mail this proxy statement and accompanying proxy card on or about August 5, 2002 to all holders of Ordinary Shares ("Shares") of the Company ("Shareholders") entitled to vote at the Annual General Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to Shareholders and holders of American Depositary Shares ("ADSs"). Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names Shares or ADSs beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Shares and ADSs for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic mail, facsimile transmission or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

NOTICE, VOTING RIGHTS AND OUTSTANDING SHARES AND ADSS

Only holders of record of Shares (including those represented by ADSs) at the close of business on July 31, 2002 will be entitled to notice of the Annual General Meeting. At the close of business on July 31, 2002, the Company had outstanding and entitled to vote 8,834,125 Shares, of which 6,223,014 were represented by ADSs.

Each holder of record of Shares on such date will be entitled to one vote for each Share held on all matters to be voted upon at the Annual General Meeting. The Bank of New York, as depositary of the ADSs (the "Depositary"), has advised the Company that it intends to mail to all owners of the ADSs this Proxy Statement and the accompanying Notice of Annual General Meeting. Upon the written request of an owner of record of ADSs, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of Shares represented by the ADSs evidenced by the American Depositary Receipts (the "ADRs") related thereto in accordance with the instructions set forth in such request. The Depositary has advised the Company that it will not vote or attempt to exercise the right to vote that attaches to the Shares other than in accordance with such instructions. As the holder of record for all of the Shares represented by ADSs, only the Depositary may vote such Shares at the Annual General Meeting.

When proxies are properly dated, executed and returned, the Shares they represent will be voted at the Annual General Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the Shares will be voted FOR proposals 1, 2, 3 and 4 and in the proxy holder's discretion as to other matters that may properly come before the Annual General Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, broker non-votes and depositary non-votes. Abstentions will be counted towards a quorum but will not be counted for any purpose in determining whether a matter is approved. Depositary non-votes will not be counted towards a quorum or for any purpose in determining whether a matter is approved.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office (Zindart Limited, Flat C&D, 25/F, Block 1, Tai Ping Industrial Centre, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong S.A.R., China) a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

Proposals that Shareholders wish to be considered for inclusion in the Company's proxy statement and proxy card for the 2003 Annual General Meeting must be received by the Secretary of the Company by April 5, 2003 and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The submission of a proposal does not assure that it will be included in the proxy statement or proxy card.

The Hong Kong Companies Ordinance provides that Shareholders who hold at least 5% of the total number of outstanding Shares, or a group of at least 100 Shareholders who hold Shares on which there has been paid an average of at least HK$2,000 per Shareholder, may submit a proposal to be presented at the Company's 2003 Annual General Meeting. Such proposals must be deposited at the Company's registered office at least six weeks prior to the Company's 2003 Annual General Meeting, which the Company anticipates will take place in September 2003. If a proposal has been submitted and the Company's 2003 Annual General Meeting is thereafter called for a date six weeks or more after the date of submission, then such proposal will be deemed to have been timely submitted.

                                   PROPOSAL 1

                    ADOPTION OF AUDITED FINANCIAL STATEMENTS

The Board recommends that the audited financial statements for the fiscal year ended March 31, 2002, which are included in the Annual Report sent to the Shareholders of the Company concurrently with this proxy statement, be adopted. The financial statements for the fiscal year ended March 31, 2002 were audited by Arthur Andersen & Co. and were reviewed and approved by the Board prior to the Annual General Meeting.

The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 1.

               THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.



                                   PROPOSAL 2

                              ELECTION OF DIRECTORS

There are eight nominees for the eleven Board positions presently authorized in the Company's Articles of Association. Each director to be elected will hold office until the next Annual General Meeting and until such director's successor is elected and has qualified, or until such director's earlier death, resignation or removal. Except for Ms. Lau, each nominee listed below is currently a director of the Company and was elected by the Shareholders at the Annual General Meeting held September 6, 2001.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such Shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Directors will be elected by a majority of the Shares present in person or represented by proxy and entitled to vote at the meeting.

       THE BOARD RECOMMENDS A VOTE IN FAVOR OF ALL OF THE LISTED NOMINEES.

NOMINEES

The Articles of Association authorize a range of two to 11 directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. The names of the nominees, their ages as of March 31, 2002, and the principal positions with the Company held by them, are as follows:

Name                                       Age       Principal Position Held with the Company
----                                       ---       ----------------------------------------
Peter A.J. Gardiner                        66        Executive Chairman of the Board
Robert A. Theleen (1)                      56        Vice-Chairman of the Board
Christopher Guest                          55        Director and Chief Executive Officer of Corgi Classics Ltd.
George Chen                                51        Director
Leo Paul Koulos (1) (2)                    68        Director
Gordon L.M. Seow                           69        Director
Victor Yang (1) (2)                        56        Director
Monique S.H. Lau                           45

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

Peter A.J. Gardiner serves as the Executive Chairman of the Board. Mr. Gardiner joined the Board in January 2000. From March 1997 to August 1998, Mr. Gardiner had been Chairman, Chief Executive Officer and a major shareholder of Veriflo Corporation, a leading manufacturer of semiconductor components. Mr. Gardiner received a Bachelor's degree in brewing and industrial fermentation from Heriot-Watt University in Edinburgh, United Kingdom.

Robert A. Theleen joined the Board in 1997, currently serves as Vice-Chairman and served as Chairman from January 1997 until September 2000. Mr. Theleen is also the founder and Chairman of ChinaVest Funds, a group of venture capital investment funds ("ChinaVest"). Mr. Theleen is a director of several ChinaVest portfolio companies. Mr. Theleen is a founding member of the executive committee of the Hong Kong-Taipei Business Cooperation Committee of the Hong Kong General Chamber of Commerce. Mr. Theleen received a Bachelor of Arts degree from Duquesne University and an M.B.A. from the American School of International Management.

Christopher Guest joined the Board as a director in June 1999. Mr. Guest is the Chief Executive Officer of Corgi Classics Ltd. ("Corgi U.K."), a subsidiary of the Company. Mr. Guest joined Corgi U.K. in 1984 as Sales and Marketing Director. He was appointed Managing Director of Corgi U.K. in 1988, and was responsible for the integration of Corgi U.K. with Mattel in connection with Mattel's acquisition of Corgi U.K. He left Corgi U.K. in January 1995 after completion of the integration. Later the same year, he led Corgi U.K.'s management in a leveraged buyout of the company from Mattel. His previous marketing experience includes seven years with Unilever PLC and eight years with Mars Inc. Mr. Guest received a Bachelor of Arts degree in English and Economics from the University of York.

George Chen joined the Board in January 2000. Mr. Chen is the Chief Executive Officer of Tait Asia Limited, a food and beverage distribution company in China. He is also a director of, Tait Asia Ltd., South Pacific Sea Land Air Ltd., Sea Star Fishing Co. Ltd., Pacific Genesis Ltd., China Food and Beverage.com, Ltd., Tonga Petroleum & Gas Ltd. and China National Advertising Co. Mr. Chen received a Bachelor's degree in business administration from Boston University.

Leo Paul Koulos joined the Board in March 1997. Prior to the sale of his company, Mr. Koulos was President and Chief Executive Officer of National Coupon Redemption Service, Inc., a national clearinghouse for manufacturers' cents-off coupons and served as Chairman and Chief Executive Officer of Coupon Processing Associates, Inc., of Texas, and its Mexican affiliate, Enlace Vital, S.A. de. C.V. He is now the Chairman of the Board of International Data, LLC, its successor company. Mr. Koulos received a Bachelor of Arts degree from the University of San Francisco.

Gordon L.M. Seow joined the Board in March 1998. He is a barrister-at-law from Lincoln's Inn, United Kingdom. Mr. Seow was a director of Shell Eastern Petroleum (Pte) Ltd., Singapore and retired from the company in 1987 after 30 years of service. He then joined the Ministry of Foreign Affairs in 1988 and served as Singapore's Commissioner to Hong Kong from 1988 to 1994 and subsequently retired. Mr. Seow is currently a director of several companies in Singapore, including Hotel Properties Ltd, Kim Eng Holdings Ltd and Pacific Century Regional Developments Ltd. He is a member of the advisory board of ChinaVest IV-B. Mr. Seow received a Barrister-At-Law degree from Lincoln's Inn London.

Victor Yang joined the Board in March 1998. He is a founding partner of and has practiced for over 20 years with the Canadian law firm Boughton Peterson Yang Anderson, Solicitors and resides currently in the firm's Hong Kong office. Mr. Yang has served on the board of directors of various publicly listed companies in Canada, Singapore and Hong Kong. He is also a member of the law societies of British Columbia, Canada, Hong Kong and the United Kingdom. Mr. Yang received a Bachelor's Degree in Business and an LLB in Law from the University of British Columbia.

Monique S.H. Lau joined ChinaVest in 1997, where she is currently a partner. Prior to joining ChinaVest, Ms. Lau was Group Head of Corporate Banking at Citibank in Hong Kong, where she was employed for over 14 years. Ms. Lau serves on the board of directors of Advantage Holdings. Ms. Lau received a Bachelor of Social Sciences degree in Economics and Statistics from the University of Hong Kong.

BOARD COMMITTEES AND MEETINGS

The business and affairs of the Company are managed under the direction of the Board. The Board monitors the overall performance of the Company and oversees strategic planning. The Board also monitors the Company's financial controls and reviews and ratifies the selection and compensation of senior executives.

During the fiscal year ended March 31, 2002, the Board held three meetings and acted by written consent one time. The Board has two standing committees: the Audit Committee and the Compensation Committee. During the fiscal year ended March 31, 2002 each Board member attended 75% or more of the aggregate number of meetings of the Board that were held during the period for which he or she was a director or committee member, except Messrs. Theleen, Chen and Guest, who each missed one Board meeting.

The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained oversees the independence of the independent auditors; evaluates the independent auditors' performance; reviews the Company's internal accounting procedures and reports to the Board with respect to other auditing and accounting matters, including the selection of the Company's independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of the Company's independent auditors. The Audit Committee is currently composed of two members: Mr. Koulos and Mr. Yang. James E. Gilleran served on the Audit Committee until November 28, 2001, when he resigned from the Board and the Audit Committee. The Audit Committee met once during the fiscal year ended March 31, 2002 and all then-current members were present.

The Company's Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of Mr. Koulos, Mr. Theleen and Mr. Yang. The Compensation Committee met once during the fiscal year ended March 31, 2002 and all members were present.

                                   PROPOSAL 3

   AUTHORIZATION OF BOARD TO ISSUE ALL OR PART OF THE AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY, IN SUCH MANNER AND TO SUCH PERSONS AS THEY SHALL IN
     THEIR ABSOLUTE DISCRETION DEEM FIT, SUCH AUTHORIZATION TO LAPSE AT THE
                     COMPANY'S NEXT ANNUAL GENERAL MEETING.

Unlike the laws of most states of the United States, the Hong Kong Companies Ordinance (the "Companies Ordinance") generally prohibits a corporation from issuing additional shares of its capital stock without the approval of its shareholders (unless the issue is pro rata to its existing shareholders). However, the Companies Ordinance also provides that a corporation's board of directors may issue authorized but unissued shares of that corporation at such time and in such a manner as the board of directors of the corporation may, in its discretion, deem fit, if the shareholders give general authorization to the board of directors to do so. If such authorization is provided, the corporation can avoid calling an extraordinary general meeting each time it wishes to issue shares. Such general authorization automatically lapses at the corporation's next annual general meeting.

Accordingly, you are requested in this Proposal 3 to authorize the Board to issue all or part of the authorized but unissued Shares, subject to Section 57B of the Companies Ordinance, in such manner and to such persons as the Board may in its absolute discretion deem fit.

Although at present the Board has no plans to issue the authorized but unissued Shares, it recommends that the unissued Shares of the Company be available to the Board for issuance in its discretion in order to provide additional flexibility to use the Company's capital stock for business, investment and financial purposes in the future. If this Proposal 3 is approved, the unissued Shares may be issued, without further Shareholder approval, for any purpose recommended by the Board including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 3.

               THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.



                                   PROPOSAL 4

              APPOINTMENT OF THE SELECTION OF INDEPENDENT AUDITORS

The Board recommends that KPMG be appointed as the Company's independent auditor for the fiscal year ending March 31, 2003, subject to Shareholder approval. Although Arthur Andersen & Co has audited the Company's financial statements since 1983, Arthur Andersen & Co Hong Kong has ceased to exist, and is thus unable to be reappointed as the Company's independent auditor for the fiscal year ending March 31, 2003. Representatives of KPMG are not expected to be present at the Annual General Meeting.

The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 4.

               THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of the Company's outstanding Shares as of May 1, 2002 by: (1) each person known by the Company to own beneficially more than 5% of the outstanding Shares, (2) each member of the Board, (3) the Company's five most highly compensated executive officers and (4) the executive officers, directors and nominees for director of the Company as a group.

Information with respect to beneficial ownership is based upon information furnished by each director, officer or holder or contained in filings made with the Securities and Exchange Commission ("SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the Shareholders named in this table has sole voting and investment power with respect to the Shares indicated. Except as set forth below, the business address of each named individual is that of the Company.

                                                                                 SHARES           PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                                   BENEFICIALLY OWNED  SHARES OUTSTANDING(1)
------------------------                                                   ------------------  ---------------------
ZIC Holdings Limited (2)                                                       2,611,111               29.6
HYP Holdings Limited (3)                                                         492,713                5.6
Heartland Advisors, Inc. (4)                                                   1,620,500               18.3
Gruber & McBaine Capital Management LLC (5)                                    1,253,200               14.2
Advent International Corporation (6)                                             709,095                8.0
Peter A.J. Gardiner (8)                                                          331,111                3.7
Robert A. Theleen (7)                                                              4,000                  *
Christopher Guest (8)                                                             20,000                  *
Alexander M.K. Ngan (7) (8)                                                      416,250                4.7
John H. Dunkel (8)                                                                 5,000                  *
Gordon L.M. Seow (8)                                                              27,500                  *
Leo Paul Koulos (8)                                                               30,000                  *
Victor Yang (8)                                                                   20,000                  *
All executive officers, directors and nominees for director as a group           905,111               10.2
(20 persons) (8)

--------------------
* Less than 1%

(1)      Based on 8,834,125 Shares outstanding on May 1, 2002.

(2) The address of ZIC Holdings Limited ("ZIC") is c/o Maples & Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Island. The ChinaVest Funds (described below in Note 7) own a majority of the voting securities of ZIC and therefore may be deemed to be the beneficial owner of the Shares directly owned by ZIC.

(3) The address of HYP Holdings Limited ("HYP") is c/o Maples & Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Island. The ChinaVest Funds (described below in Note 7) own a majority of the voting securities of HYP and therefore may be deemed to be the beneficial owner of the Shares directly owned by HYP.

(4) Based on the Form 13F filed May 11, 2001 by Heartland Advisors, Inc. The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202.

(5) Based on Form 4 filings made on April 29, 2002, Gruber & McBaine Capital Management LLC ("GMCM"), Jon D. Gruber ("Gruber"), J. Patterson McBaine ("McBaine"), Thomas O. Lloyd-Butler ("Lloyd-Butler") and Eric
         B. Swergold ("Swergold") beneficially own and have shared voting power with respect to 956,700 Shares. Pursuant to Form 4 filings, Gruber also has sole voting authority for an additional 168,500 Shares, and McBaine also has sole voting authority for an additional 128,000 Shares. GMCM is a registered investment advisor. Gruber and McBaine are managers, members and portfolio managers of GMCM. Lloyd-Butler and Swergold are members and portfolio managers of GMCM. The address for GMCM, Gruber, McBaine, Lloyd-Butler and Swergold is 50 Osgood Place, San Francisco, California 94133.

(6) Includes 511,228 Shares held indirectly as a shareholder of ZIC, and such Shares may be deemed to be beneficially owned by ZIC. Also, include 197,867 Shares held indirectly as a shareholder of HYP, and such Shares may be deemed to be beneficially owned by HYP. Based on a
         Schedule 13D/A filed on April 8, 1998, the following table sets forth the aggregate number of Shares beneficially owned by the following Advent funds:

         ENTITY                                                                               NUMBER OF SHARES
         ------                                                                               ----------------
         Advent Global GECC Limited Partnership                                                      64,683
                                                                                              ----------------
         Advent Global Management Limited Partnership                                                64,683
         Advent Asia/Pacific Fund Limited Partnership                                                82,759
         Asia/Pacific Special Situations Fund Limited Partnership                                   461,615
         Global Private Equity II Limited Partnership                                                86,191
         Global Private Equity II PGGM Limited Partnership                                           10,823
                                                                                              ----------------
         Advent International Limited Partnership                                                   706,071
         Advent International Investors II Limited Partnership                                        3,024
                                                                                              ----------------
         Advent International Corporation                                                           709,095

         Advent Advisory Corporation ("AIC") is an investment advisory firm. AIC is the general partner of Advent International Limited Partnership ("AILP") and Advent International Investors II Limited Partnership. AILP is the general partner of Advent Asia/Pacific Fund Limited Partnership. Asia/Pacific Special Situations Fund Limited Partnership, Global Private Equity II Limited Partnership, and Global Private Equity II - PGGM Limited Partnership, which are venture capital investment funds. AILP is also the general partner of Advent Global Management Limited Partnership ("AGMLP") which, in turn is the general partner of Advent Global GECC Limited Partnership, a venture capital investment funds. As such, AIC has the sole power to vote and dispose of the securities owned by the all of the above listed funds. The principal business address for the above mentioned funds is c/o Advent International Corporation, 101 Federal Street, Boston, Massachusetts 02110.

(7) Excludes 2,611,111 Shares owned by ZIC and 492,713 Shares owned by HYP which may be deemed to be beneficially owned by ChinaVest. Based on a
         Schedule 13D filed on October 2, 1998, ChinaVest consists of ChinaVest Partners IV, a Delaware limited partnership ("Partners"), ChinaVest Management Ltd., a Bermuda corporation ("Management"), ChinaVest IV, L.P., a Delaware limited partnership ("IV"), ChinaVest IV-A, L.P., a Delaware limited partnership ("IV-A") and ChinaVest IV-B, a Bermuda limited partnership ("IV-B"). Partners is the general partner of IV and IV-A, and Management is the general partner of IV-B. Mr. Theleen and Mr. Ngan are general partners of Partners, and disclaim beneficial ownership of the Shares that may be deemed to be beneficially owned by ChinaVest, except to the extent they have a pecuniary interest in such Shares.

(8)      Includes 331,111, 20,000, 416,250, 5,000, 27,500, 30,000 and 20,000
         ADSs issuable upon exercise of options within 60 days after the date of this table with respect to Messrs. Gardiner, Guest, Ngan, Dunkel and Seow, respectively, and an additional 51,250 ADSs issuable upon exercise of options within 60 days after the date of this table with respect to five officers not listed on the table.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

The Company's employee directors did not receive compensation for their services for the fiscal year ended March 31, 2002.

The Company does not have a fixed compensation policy for its non-employee directors. Rather, the Board determines the compensation for the Company's non-employee directors annually. Messrs. Gilleran, Guest, Chan, Koulos, Seow and Yang each received $30,000 in compensation for serving on the Board and any committees thereof during the fiscal year ended March 31, 2002, and all directors were reimbursed for their expenses for each Board or committee meeting they attended.

COMPENSATION OF EXECUTIVES

The following table sets forth information concerning compensation of the Company's five most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal years ended March 31, 2000, 2001 and 2002 (collectively, the "Named Executive Officers").

                                                    SUMMARY COMPENSATION TABLE
                                                                                                                   LONG-TERM
                                                                        ANNUAL COMPENSATION                       COMPENSATION
                                                              -----------------------------------------------   ----------------
                                                      FISCAL                                    OTHER ANNUAL      SECURITIES
                                                      YEAR                                      COMPENSATION      UNDERLYING
         NAME AND PRINCIPAL POSITION                  ENDED    SALARY ($)        BONUS ($)           ($)          OPTIONS (#)
         ---------------------------                  -----    ----------        ---------      ------------      -----------
         Peter A.J. Gardiner                          2002      300,000              --           7,000(8)              --
           Executive Chairman of                      2001      150,000              --              --            500,000
           the Board (1)                              2000           --              --              --                 --

         Alexander M.K. Ngan                          2002      517,882              --              --                 --
           President and Chief                        2001      452,083          64,103              --             65,000
           Executive Officer (2)                      2000      455,000         146,532              --                 --

         Christopher Guest                            2002      288,408(4)           --              --                 --
           Chief Executive Officer,                   2001      191,616(6)       68,837(6)        1,806(8)          80,000
           Corgi Classics Ltd.                        2000      124,722(7)       34,345(7)       21,812(7)(8)           --

         Trevor Dyer                                  2002      201,698(4)       33,989(4)       69,744(5)(8)           --
           Vice President -                           2001      133,852(6)       42,549(6)       87,546(6)(8)           --
           Operations Development (3)                 2000       93,211(7)       21,718(7)       59,231(7)(8)           --

         John H. Dunkel                               2002      162,116          38,116              --                 --
           Vice President and                         2001      152,500          16,856          18,000             20,000
           General Manager, Corgi Classics, Inc.      2000       59,583              --              --                 --

--------------------

(1) Mr. Gardiner joined the Company in the fiscal year ended March 31, 2001.

(2) Mr. Ngan resigned from his position as President and Chief Executive Officer and Director of the Company on November 12, 2001.

(3) Mr. Dyer served as Operations Director of Corgi Classics Ltd. for the fiscal year ended March 31, 2001.

(4) Based on an exchange rate of $1.4407 = 1 British pound sterling as of March 31, 2002.

(5)      Based on an exchange rate of $1 = 7.8 Hong Kong dollars as of March 31,
         2002.

(6) Based on an exchange rate of $1.4183 = 1 British pound sterling as of March 31, 2001.

(7) Based on an exchange rate of $1.5922 = 1 British pound sterling as of March 31, 2000. Includes only compensation for the eight months commencing August 1999, the month that Corgi Classics Ltd. was acquired.

(8) Comprised of automobile allowance, pension contribution, health insurance premiums and, in respect of Mr. Dyer, residential rent allowance.

COMPENSATION PURSUANT TO PLANS

No options were granted to the Named Executive Officers during the fiscal year ended March 31, 2002.

The following table shows for the fiscal year ended March 31, 2002, certain information regarding options held at year end by the Named Executive Officers. No options were exercised by the Named Executive Officers during the fiscal year ended March 31, 2002.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES
                      FOR FISCAL-YEAR ENDED MARCH 31, 2002

                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                              OPTIONS AT FISCAL YEAR-END      FISCAL YEAR-END ($)
NAME                          EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                          -----------  -------------  -----------  -------------
Peter A.J. Gardiner               299,444     200,556              -            -
Alexander M.K. Ngan               416,250      48,750          3,859       11,578
Christopher Guest                  20,000      60,000          4,750       14,250
Trevor Dyer                             -           -              -            -
John H. Dunkel                      5,000      15,000          1,188        3,563

The "Value of Unexercised In-the-Money Options at Fiscal Year-End" is based on a value of $1.80 per share, the last reported sales price of the ADSs reported on the Nasdaq National Market on March 28, 2002, less the per share exercise price, multiplied by the number of Shares and/or ADSs issued upon exercise of the option.

SERVICE AGREEMENTS

On October 1, 2000, Zindart Limited, a corporation organized under the laws of Bermuda and an indirect wholly-owned subsidiary of the Company ("Zindart Bermuda") entered into an employment agreement with Peter A.J. Gardiner. The employment agreement provides that Mr. Gardiner will serve as the Chief Executive Officer of Zindart Bermuda and perform such duties as determined by the Board for a base salary of $300,000 per year plus a performance-based annual bonus. Pursuant to the employment agreement, the Board of Directors of Zindart Bermuda retains the discretion to increase Mr. Gardiner's base salary at any time and in any amount as it so decides in its sole discretion. In addition, effective October 31, 2000, Mr. Gardiner was granted options to purchase 500,000 ADSs representing 500,000 Shares of the Company, with 120,000 of the ADSs vesting immediately upon the grant. Of the remaining 380,000 ADSs, one third vests on October 31, 2001 and the remaining two-thirds vest monthly over the following two year period. Zindart Bermuda may terminate Mr. Gardiner's employment with or without "cause" as defined in the employment agreement. However, if Zindart Bermuda terminates Mr. Gardiner without "cause," Zindart Bermuda must pay him severance equal to one full year of his base salary.

The Company entered into a service agreement dated May 8, 2001 with Alexander M.K. Ngan. Mr. Ngan resigned from his position as President and Chief Executive Officer and Director of the Company on November 12, 2001.

Corgi entered into service agreements with Christopher Guest and Trevor Dyer on July 28, 1999. These service agreements have no fixed term. Mr. Guest's service agreement is terminable by three months notice from Mr. Guest and one year from Corgi. Mr. Dyer's service agreement is terminable by one month's notice from Mr. Dyer and six months from Corgi. Mr Dyer retired in March 2002.

Corgi entered into a service agreement with John H. Dunkel on November 15, 1999. The service agreement has no fixed term.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Pursuant to its Articles of Association, the Company may indemnify any director, officer or auditor of the Company out of assets of the Company against any liability incurred by him in the performance of his duties or in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or which he is acquitted. Provided, however, that no such indemnity shall apply in respect of liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

         REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION (1)

The Company applies a consistent philosophy to compensation for all employees, including senior management. It is based on the premise that achievements of the Company result from the coordinated efforts of all individuals working toward common objectives focused on meeting customer and shareholder expectations.

The goals of the Company's compensation program are to align compensation with business objectives and performance while enabling the Company to attract, retain and reward employees who contribute to the long-term success of the Company. In all cases, attention is given to fairness in the administration of compensation and to assuring that all employees understand the related performance evaluation and administrative process.

The Company's compensation program for executive officers is based on the principles described above and it is administered by the Compensation Committee.

The Company's executive compensation is intended to be consistent with leading companies in the Company's industry while being contingent upon the Company's achievement of near- and long-term objectives and goals. For the fiscal year ended March 31, 2002, the principal measures the Compensation Committee looked to in evaluating the Company's progress towards these objectives and goals were growth in revenues, net profits and customer satisfaction. The Company's executive compensation is based on four components, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

Base salary is targeted toward the middle to the top of the range established by comparable manufacturing companies in the People's Republic of China and Hong Kong. Base salaries are reviewed annually to ensure that the Company's salaries are competitive within the target range.

MERIT INCREASE

Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on the Compensation Committee's agreement that the individual's overall contribution to the Company merits recognition. The salary adjustments reflected in the Summary Compensation Table were also affected, in the case of executive officers other than the Chief Executive Officer, by the evaluation of individual contributions to the Company as provided to the Compensation Committee by the Chief Executive Officer.

BONUSES

Bonuses for executives are intended to be used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional Company performance. Generally, the higher the employee's level of job responsibility, the larger the portion of the individual's compensation package that may be represented by a bonus. As is customary in Hong Kong and the People's Republic of China, the range of possible bonus amounts are determined upon commencement of employment. The actual bonus amount must be approved by the Chief Executive Officer and the Compensation Committee in the case of executives other than the Chief Executive Officer and by the Compensation Committee alone in the case of the Chief Executive Officer. In determining the bonus element of compensation, the Compensation Committee places particular emphasis on the Company's performance against the management objectives and goals described above.

STOCK OPTIONS

The Compensation Committee believes that stock ownership by management is beneficial in aligning management and shareholder interests with respect to enhancing shareholder value. Stock options are also used to retain executives and motivate them to improve long-term stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, stock option grants vest 25% per year over four years.

The Compensation Committee determines the number of options to be granted based upon the competitive marketplace, with a particular focus on determining what level of equity incentive is necessary to retain a particular individual. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants.

CHIEF EXECUTIVE OFFICER

The Compensation Committee uses the same philosophy described above with respect to other executive officers in setting the compensation for the Chief Executive Officer of the Company or any of its subsidiaries.

                                                       COMPENSATION COMMITTEE

                                                       Leo Paul Koulos, Chairman
                                                       Robert A. Theleen
                                                       Victor Yang

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Koulos, Mr. Theleen and Mr. Yang served on the Compensation Committee in fiscal year ended March 31, 2002. No director or executive officer of the Company serves on the compensation committee of the board of directors of any company for which Mr. Koulos, Mr. Theleen or Mr. Yang serve as executive officers or directors.

--------------------

(1) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                        REPORT OF THE AUDIT COMMITTEE (2)

The Audit Committee is comprised of two outside directors, both of whom are independent under Rule 4200(a)(14) of the National Association of Securities Dealers' ("NASD") listing standards. Mr. Gilleran served on the Audit Committee during a portion of the fiscal year ended March 31, 2002; however, on November 28, 2001, Mr. Gilleran resigned from the Audit Committee. During the fiscal year ended March 31, 2001, the Board approved and adopted a written charter, which sets forth the Audit Committee's duties and responsibilities and reflects new SEC regulations and NASD rules. The Board is in the process of searching for a suitable replacement for Mr. Gilleran on the Audit Committee.

The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended March 31, 2002 with management and with the Company's then-current independent auditors, Arthur Andersen & Co. The Audit Committee has discussed with Arthur Andersen & Co the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Arthur Andersen & Co required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Arthur Andersen & Co their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor's independence.

Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended March 31, 2002 be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 for filing with the SEC.

                                                            AUDIT COMMITTEE

                                                            Leo Paul Koulos
                                                            Victor Yang

--------------------

(2) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                                   AUDIT FEES

AUDIT FEES

The aggregate fees billed by Arthur Andersen & Co for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2002, and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were approximately $221,484.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The Company did not incur any fees billed by Arthur Andersen & Co for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended March 31, 2002.

ALL OTHER FEES

The aggregate fees billed by Arthur Andersen & Co for professional services rendered to the Company other than for services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended March 31, 2002, were approximately $105,948. Other professional services consisted primarily of tax services. The Board has determined that the rendering of these other professional services by Arthur Andersen & Co is compatible with maintaining the auditor's independence.

                     PERFORMANCE MEASUREMENT COMPARISON (3)

Set forth below is a line graph comparing (a) the cumulative total shareholder return of an investment of $100 in cash on March 31, 1997; in the Company's ADSs, based on its closing price on that day, with (b) the Standard & Poor's Small Cap 600 Index and (c) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year. This graph assumes that the value of the investment in the Company's Shares was $100 on March 31, 1997 for each of the comparison groups. The performance on the following graph is not necessarily indicative of future stock price performance.

                       ZINDART LIMITED           S & P SMALL CAP 600            RUSSELL 2000
                       ---------------           -------------------            ------------
      3/97                  100.00                      100.00                      100.00
      3/98                  154.05                      146.50                      140.32
      3/99                   60.81                      117.49                      116.08
      3/00                   47.30                      152.42                      157.37
      3/01                   19.59                      149.38                      131.52
      3/02                   19.46                      180.84                      147.85

--------------------

 3) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since April 1, 2002, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements, which are described above and the transactions described below.

OTHER TRANSACTIONS

No substantial contracts concerning the management and administration of the Company were entered into or existed during fiscal year ended March 31, 2002.

All future transactions with affiliates will be approved by a committee of disinterested directors.

                                  OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meetings, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors,




                                    /s/ PETER A.J. GARDINER
                                    --------------------------------------------
                                    Peter A.J. Gardiner
                                    Executive Chairman of the Board of Directors

July 29, 2002

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2002 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, ZINDART LIMITED, FLAT C & D, 25/F, BLOCK 1, TAI PING INDUSTRIAL CENTRE, 57 TING KOK ROAD, TAI PO, NEW TERRITORIES, HONG KONG S.A.R., CHINA.

                                 ZINDART LIMITED

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING
                 OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 5, 2002

The undersigned, being a shareholder of Zindart Limited (the "Company"), hereby appoints Robert A. Theleen or ____________________(*), as attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of the Company that the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held on Thursday, September 5, 2002, at 2:00 p.m. local time at The City Club of San Francisco, The Stock Exchange Tower, 155 Sansome Street, 10th Floor, San Francisco, California, United States of America, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(*) If a proxy other than Robert A. Theleen is preferred, strike out this name and insert the name of the desired proxy in the space provided.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 2 AND FOR PROPOSALS 1, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1:             To adopt the audited financial statements and the
                        reports of the directors and auditors of the Company for the fiscal year ended March 31, 2002.

                        ______ FOR    ______ AGAINST     ______ ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 2:             To elect the following nominees for director until the
                        next Annual General Meeting of Shareholders and until their successors are elected.

Mr. Peter A.J. Gardiner    FOR _____         AGAINST _____         ABSTAIN _____
Mr. Robert A. Theleen      FOR _____         AGAINST _____         ABSTAIN _____
Mr. George Chen            FOR _____         AGAINST _____         ABSTAIN _____
Mr. Christopher Guest      FOR _____         AGAINST _____         ABSTAIN _____
Mr. Leo Paul Koulos        FOR _____         AGAINST _____         ABSTAIN _____
Mr. Gordon L.M. Seow       FOR _____         AGAINST _____         ABSTAIN _____
Mr. Victor Yang            FOR _____         AGAINST _____         ABSTAIN _____
Ms. Monique S.H. Lau       FOR _____         AGAINST _____         ABSTAIN _____

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 3 AND 4.

PROPOSAL 3:             To authorize the Board to issue all or part of the
                        authorized but unissued Ordinary Shares of the Company, in such manner and to such persons as the Board shall deem fit in its absolute discretion, such authorization to lapse at the Company's next annual general meeting.

                        ______FOR        ______AGAINST    ______ABSTAIN

PROPOSAL 4:             To appoint KPMG as independent auditors of the Company
                        for the fiscal year ending March 31, 2003.

                        ______FOR        ______AGAINST    ______ABSTAIN


Dated: __________, 2002                 ----------------------------------------
                                        SIGNATURE(S)
                                        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE.